November 20, 2013

Surgical Care Affiliates, Inc.
3000 Riverchase Galleria, Suite 500

Birmingham, AL 35244

Re: Surgical Care Affiliates, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 5,447,516 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued under the Surgical Care Affiliates, Inc. 2013 Omnibus Long-Term Incentive Plan, the Surgical Care Affiliates, Inc. LLC Management Equity Incentive Plan, the Surgical Care Affiliates, Inc. Directors and Consultants Equity Incentive Plan, the 2008 Restricted Equity Unit Agreement, and the Director Restricted Equity Unit Agreements (collectively, the “Plans”).

We have participated in the  preparation of the  Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plans, at prices not less than the par value thereof, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

We hereby consent to the filing of this opinion as an exhibit to the Registration  Statement.  In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Sincerely, Cleary Gottlieb Steen & Hamilton LLP By: /s/ Arthur H. Kohn Arthur H. Kohn, a Partner